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 FORM 3                                        OMB APPROVAL
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                                       OMB Number:       3235-0104
                                       Expires: September 30, 1998
                                       Estimated average burden
                                    .  hours per response .... 0.5
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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

- ----------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Hilal Capital QP, LP
- ---------------------------------------------------
   (Last)          (First)              (Middle)

   c/o Hilal Capital Management LLC
   60 East 42nd Street, Suite 1946
- ----------------------------------------------------
                   (Street)

   New York        New York                 10165
- ----------------------------------------------------
   (City)           (State)               (Zip)


- ----------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

     07/15/99
- ----------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

- ----------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

   Visible Genetics Inc.  (VGIN)
- ----------------------------------------------------------------------------

5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [X] Other (Specify below)

May be deemed a member of a group owning more than 10% of Issuer's Common
Stock

- ----------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)

- ----------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

   [x] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
- ----------------------------------------------------------------------------

TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------
1. Title of Security 2. Amount of     3. Ownership      4. Nature of Indirect
   (Instr. 4)           Securities       Form:             Beneficial
                        Beneficially     Direct (D)        Ownership
                        Owned            or Indirect       (Instr. 5)
                        (Instr. 4)       (I) (Instr. 5)
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  Common Stock                47,979             D
------------------------------------------------------------------------------

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* If the Form is filed by more than one Reporting Person, SEE instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)
                                                                        (Over)
                                                               SEC 1473 (7-96)

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security  2. Date Exercisable and  3. Title and Amount
   (Instr. 4)                       Expiration Date          of Securities
                                    (Month/Day/Year)         Underlying
                                 -----------------------     Derivative
                                     Date     Expiration     Security
                                 Exercisable      Date       (Instr. 4)
                                                          --------------------
                                                            Title  Amount or
                                                                   Number of
                                                                    Shares
------------------------------------------------------------------------------
------------------------------------------------------------------------------
   Warrants                        Anytime    07/08/2003    Common    198,459
                                                            Stock
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   Warrants                        Anytime    04/30/2003    Common     72,728
                                                            Stock
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   Warrants                        Anytime    09/29/2003    Common     42,960
                                                            Stock
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   Warrants                        Anytime    04/29/2006    Common     28,683
                                                            Stock
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   Preferred Stock                 Anytime        n/a       Common    131,970
                                                            Stock
------------------------------------------------------------------------------





FORM 3 (continued)


4. Conversion or   5. Ownership Form of       6. Nature of Indirect
   Exercise Price     Derivative Security:       Beneficial Ownership
   of Derivative      Direct (D) or              (Instr. 5)
   Security           Indirect (I) (Instr. 5)
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     $12.60                  D
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     $10.00                  D
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     $10.00                  D
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     $17.00                  D
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     $11.00                  D
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**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Explanation of Responses:




Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

DATED:  07/26/99

                                       Hilal Capital QP, LP

                                      /s/Peter K. Hilal
                                      ---------------------------
                                      Peter K. Hilal, MD
                                      Managing Member


                                      Date:  July 26, 1999